Code of Ethics

of

PARNASSUS FUNDS

PARNASSUS INCOME FUNDS

PARNASSUS INVESTMENTS

and

PARNASSUS FUNDS DISTRIBUTOR

September 1, 2017

1.

Adoption of this Code. This Code of Ethics (this “Code”) has been adopted by The Parnassus Funds and The Parnassus Income Funds (each of which is referred to as the “Fund”) and Parnassus Investments (the “Adviser”) in compliance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204a-1 under the Investment Advisers Act of 1940 (the “IAA”). Parnassus Funds Distributor (the “Distributor”) has also adopted this Code. The Chief Compliance Officer (the “Compliance Officer”) shall be responsible for the administration of this Code.

2.

General Principles. In their personal investment activities, all Trustees and officers of the Fund and all officers, directors and staff of the Adviser and the Distributor have a fiduciary duty to place the interests of Fund shareholders and clients before their own personal interests at all times. All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility. No one affiliated with the Fund, the Adviser or the Distributor should take inappropriate advantage of his or her position. All persons abiding by this Code must seek to comply with federal securities laws to the best of their ability.

3.

Activities covered by this Code. This Code applies to all activities by which a Covered Account (see below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security. (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest.) Covered Securities do not, however, include transactions which are not voluntary, such as the receipt or disposition of Covered Securities in a reorganization in which all holders are bound by a vote of holders. This Code also covers Gifts, Outside Business Activities, Rapid Trading of Fund Shares, and Protection of Material Nonpublic Information.

4.

Accounts covered by this Code. This Code covers all Covered Securities accounts (“Covered Accounts”) in which any “access person,” as defined by the Rule, has any direct or indirect beneficial interest. See Appendix B to this Code for the definition of “access person.” The Compliance Officer shall be responsible, as required by the Rule, for the identification and notification of access persons and the maintenance of records relating thereto.

Note: Due to the beneficial ownership provisions of the Rule (see Appendix A), Covered Accounts may include accounts not only in the names of access persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. Access persons may exclude accounts which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account related to a particular access person is referred to as a “Covered Account of that access person” or in similar terms.

5.	Covered Security. A “Covered Security” as used in this Code means any Security, as defined in Section 2(a)(36) of the 1940 Act except:

(a)	securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies; and

(b)

securities issued by an entity that is not registered under Section 12 of the Securities Exchange Act of 1934 of which an access person holds, directly or indirectly, the right to thirty percent (30%) or more of the voting power (“private business”), provided that such access person has previously given written notice of that fact to the Compliance Officer.

6.

Covered Transactions. A “Covered Transaction” as used in this Code means any Covered Activity in a Covered Account involving Covered Securities. Because of the complexity of these definitions, an example is provided below to illustrate the application of these definitions. This example is not meant to cover all cases, but only to show how the definition works in a particular fact situation. Example: The wife of an access person has a custodial account for a minor child. Because of the beneficial ownership provision of the Rule, this is a Covered Account. The Account holds Covered Securities. The Covered Securities are sold. This is a Covered Activity, because it is voluntary. Thus, the transaction is a Covered Transaction.

7.	Advisory Client. “Advisory Client” means any client (including the Funds, separately managed accounts and wrap fee accounts) for which the Adviser serves as an investment adviser.

8.

Prohibited Activities. For purposes of this Code, “access persons” are all Trustees and officers of the Fund and all officers, directors and staff of Parnassus Investments who have access to information about an Advisory Client’s investment activities before they become part of the public record. However, independent Trustees and other Access Persons who have no knowledge of the Fund’s or other Advisory Clients’ investment activities before those activities become part of the public record may obtain exemption from preclearance and reporting requirements as well as the restrictions set forth in items (a) through (d) below. The exemption form must be submitted to, and approved by, the Chief Compliance Officer. Similarly, an access person, even one who has nonpublic knowledge of an Advisory Client’s investment activities, may obtain an exemption for an account over which such person has no direct or indirect influence or control, with written approval by the Chief Compliance Officer.

The following are substantive restrictions on personal investing activities of all access persons:

(a)

Initial Public Offerings. No access person may invest in an initial public offering or hot issue security unless the Compliance Officer gives prior written approval and certifies that the investment need not be reserved for an Advisory Client and that the opportunity is not being offered to such access person by virtue of his or her position with an Advisory Client.

(b)

Private Placements. No access person may invest in a private placement unless the Compliance Officer gives prior approval and certifies that the investment need not be reserved for an Advisory Client and that the opportunity is not being offered to the access person by virtue of his or her position with an Advisory Client.

(c)

Blackout Periods. No access person may obtain preclearance to buy or sell a security within five (5) business days before or after an Advisory Client trades in that same security. Any profits realized on trades within the proscribed period must be disgorged. The application of the Blackout Period shall be at the discretion of the Compliance Officer.

(d)

Ban on Short-Term Trading Profits. No access person may profit from the purchase and sale or sale and purchase of the same (or equivalent) security within 30 calendar days. Any profits realized on such short-term trades must be disgorged. This Ban does not apply to trades in Exchange Traded Funds or mutual funds. For more information regarding trading in Exchange Traded Funds, see item 10(d) below. For limitations on frequent trading in the Parnassus Funds, see item 8(h) below. Independent Trustees and other access persons who have no knowledge of an Advisory Client’s investment activities before those activities become part of the public record are not subject to this prohibition.

9.

False Rumors. Federal securities laws prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets, including the intentional creation or spreading of false or unfounded rumors or other information. Accordingly, a supervised person may not communicate information regarding companies or markets that he or she knows to be false.

10.

Gifts. No access person or employee of Parnassus Investments may receive or give a gift or other thing of value worth more than $100 from any person or entity that does business with or on behalf of an Advisory Client or an affiliated entity. Any gift from any person or entity that does business with or on behalf of an Advisory Client or an affiliated entity in excess of $20 shall be entered in the Gift Log. More information is available in the Gifts and Entertainment Policy.

11.

Service as a Director. Access persons are required to report conflicts of interest to the chief compliance officer (“Compliance Officer”). No access person shall serve on the board of directors of a publicly-traded company unless approved in advance by the Compliance Officer. With respect to Fund access persons, the Trustees determine that such service would be consistent with the interest of the Fund and its shareholders.

12.

Outside Business Activities. Employees must report any activity, outside of Parnassus, that requires an employee’s time or provides the employee with monetary benefits. Such activities can expose the participant to potentially Material Nonpublic Information, and can create conflicts of interest. Parnassus considers charitable organization activities as reportable since conflicts of interest may still be present if an employee serves in an investment capacity for a charitable organization. This reporting requirement allows Parnassus’ compliance team to be aware of a broader scope of employee activities and adequately assess whether material conflicts of interest are present.

13.

Ban on Rapid Trading of Fund Shares. To prevent the use of nonpublic information by access persons to take advantage of potential short-term discrepancies in the pricing of Fund shares, no access person shall buy and then sell Fund shares more than three times in a calendar quarter and no more than five times in a year. Access persons may own shares of the Fund through another broker-dealer or other entity outside of Parnassus Investments, so long as monthly or quarterly statements are sent directly to the Compliance Officer.

14.

Protection of Material Nonpublic Information. Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. The Adviser’s insider trading policy is attached as Appendix C. In accordance with the policy, access to material, nonpublic Fund and client information, including portfolio holdings information, shall be restricted to only those individuals who need such information to perform their duties. No person shall release detailed Fund or client portfolio information before it is available to the general public. However, this does not preclude the staff in the normal course of business to provide necessary information to third parties once approved by the Compliance Officer. These parties shall include, but are not limited to, ratings agencies, brokers, custodians and accountants. Release of material nonpublic information must be pre-approved by the Compliance Officer and kept in a log.

15.

Electronic Reporting System. The Adviser maintains an internet-based personal securities reporting and certification process (the “Electronic Reporting System”), which Access Persons are expected to use for preclearance requests and to make and certify online submissions of their required Initial and Annual Holdings Reports, Quarterly Transaction Reports and other certifications. Access Persons who are unable to report through the Electronic Reporting System (i.e., persons who are not a designated user of the Electronic Reporting System or otherwise unable to access the application) must certify and submit their required periodic reports and certifications in alternative electronic or paper form to the Compliance Officer, in a manner specified by the Compliance Officer.

16.

Personal Trading Compliance Procedures. The term “Compliance Officer” shall include that Officer or any person under his supervision to whom any functions hereunder have been delegated. For personal trading by the President of the Fund and the Compliance Officer, the Board of Trustees shall designate one of its members to assume the role of Compliance Officer and another of its members to be an alternate. The Trustees so designated shall consult with the Director of Research to determine the status of Advisory Client trading. Both the Director of Research and the designated Trustee shall keep a record of approvals for the President’s and the Compliance Officer’s personal trading. For personal trading by any member of the President’s or Compliance Officer’s family residing with him, the Director of Research shall approve those trades before they are made, and the designated Trustee will review those trades at least once every quarter. The following are the compliance procedures:

(a)

Prior Approval before Opening Outside Account. All employees are required to obtain written approval of the Compliance Officer prior to opening such an account. Prior to opening an account employees shall also provide notification to the outside firm in writing of their association with Parnassus. If the account was opened prior to the employee’s hire date, the employee shall notify the Compliance Officer promptly after the hire date.

(b)

Preclearance. All access persons must “preclear” all personal Covered Transactions with the Compliance Officer. The President and Compliance Officer must preclear their trades with the Board of Trustees. Independent Trustees who have no nonpublic knowledge of Advisory Clients’ investment activities, and who have certified as such to the Compliance Officer, are exempt from this requirement. Preclearance of personal trades of Covered Securities not owned by Advisory Clients shall remain in effect for a period of two full trading days after the preclearance request is approved, though the five-day blackout-period restriction still applies. If the trade is not made during this timeframe, a new preclearance request must be submitted.

(i)	How to Request Preclearance. The Adviser maintains the Electronic Reporting System to facilitate designated Access Person preclearance. Except as indicated below, each designated Access Person must utilize the Electronic Reporting System when obtaining pre-clearance of Securities transactions. In cases where a designated Access Person is unable to pre-clear via the Electronic Reporting System (e.g., person is not a designated user of the Electronic Reporting System or the system is unavailable), such Access Person must contact the Compliance Officer for alternative, acceptable means to obtain written (or electronic) pre-clearance approval.

(c)

Standards for Preclearance of De Minimis Transactions. Access Persons will generally not be given clearance to execute a transaction in any security for which there is a pending buy or sell order for an affiliated account. De minimis transactions require preclearance approval via the Electronic Reporting System or other means as approved by the Compliance Officer.

(i)	Restrictions and Conditions - the following restrictions or conditions are imposed upon these standards:

1.	Transactions up to $10,000 are eligible for this exception.

2.	Preclearance is required prior to executing the transaction.

3.	Portfolio Managers, Research Analysts and others with access to portfolio trading information are not eligible for this exception.

4.	Securities on the firm’s “Approved List” which are those that have been approved for purchase in the portfolios, are not eligible for this exception.

5.

The 30-day Ban on Short-Term Trading Profits still applies, so if the transaction is a buy and sale of the same security within 30 calendar days, profit disgorgement will be required for short-term trades resulting in a profit.

(d)

Exchange Traded Funds. Exchange Traded Funds, or “ETFs,” are considered Covered Securities for purposes of this Code of Ethics, meaning transactions and holdings in ETFs must be reported. Preclearance is not required to trade in ETFs, and the 30-day Ban on Short-Term Trading Profits does not apply to ETF trades.

(e)

Records of Securities Transactions. All access persons must consent to allow the Adviser to receive electronic brokerage statements for any Covered Account via the Electronic Reporting System or, if not a designated user of the system, the Compliance Officer must receive duplicate copies of brokerage statements. These records must be promptly reviewed by the Compliance Officer. This requirement of duplicate copies of brokerage statements shall not apply to independent Trustees who have no knowledge of Advisory Clients’ investment activities before those activities become part of the public record and so certify to the Compliance Officer.

(f)	Disclosure of Personal Holdings.

(i)	All access persons (other than independent Trustees of a Fund) must disclose all Covered Securities holdings within 10 days of becoming access persons and thereafter must file an annual report containing personal Covered Securities holdings information that is current as of a date not more than 45 days before the report is submitted. Both the initial holdings report and the annual report must contain the following information:

(1)	the title, number of shares and principal amount of each Covered Security in which the access person had, for the period covered, any direct or indirect beneficial ownership,

(2)	the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person,

(3)	the date on which the access person submits the report.

(ii)

Within 30 days of each fiscal quarter end, each access person of a Fund must file with the Fund and each access person of the Adviser must file with the Adviser a quarterly transaction report. Each independent Trustee of a Fund is exempt from providing the quarterly report, unless such Trustee knew or, in the ordinary course of fulfilling his or her duties as Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling the Covered Security.

The quarterly report should disclose the following information with respect to any Covered Transaction during the quarter in which the access person had any direct or indirect beneficial ownership:

(1)	the date of the transaction, title, interest rate and maturity (if applicable), number of shares and principal amount of each Covered Security involved,

(2)	the nature of the transaction (purchase, sale or any other type of acquisition or disposition),

(3)	the price of the Covered Security at which the transaction was affected,

(4)	the name of the broker, dealer or bank with or through which the transaction was affected, and

(5)	the date on which the access person submits the quarterly report.

The quarterly report should disclose the following with respect to any Covered Account established by the access person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the access person:

(1)	the name of the broker, dealer or bank with whom the access person established the account,

(2)	the date the access person established the account, and

(3)	the date on which the access person submits the report.

(iii)

A person need not submit any of the reports listed in paragraphs (i) and (ii) above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control, provided the person has certified as such to the Compliance Officer. A person need not submit any of the reports if the Adviser or its Electronic Reporting System service provider is already receiving duplicate statements directly from the broker-dealer which contains all of the information listed in paragraphs (a) and (b). A person may also provide statements in lieu of the quarterly reports so long as such access person initials for the validity of the information and such reports provide all information required above.

17.

Reporting and Disclosure of Parnassus Funds Holdings by Parnassus Funds Trustees. All Trustees of the Funds must consent to provide electronic access to Compliance to receive data regarding holdings and transactions in shares of the Funds held in their personal brokerage account(s), or must promptly provide quarterly account statements to the Compliance Officer in the event the electronic data is unavailable. This information is required for regulatory reporting.

18.

Certification of Compliance. At least annually and after every revision, all access persons shall receive a copy of this Code, which includes the Insider Trading Policy attached as Appendix C. All access persons must certify annually that they have received, read and understood this Code and recognize that they are subject thereto. They must certify annually that they have complied with this Code, including the Insider Trading Policy, and they have complied with its requirements including reporting all personal securities transactions required to be disclosed or reported and that they are providing statements, or have arranged for statements to be sent to the Compliance Officer, for accounts holding Fund shares. All access persons that are not currently submitting copies of any brokerage activity to the Compliance Officer must provide written certification annually that there has been no reportable Covered Securities activity during the previous year.

19.

Review by the Board of Trustees. Each year the Fund’s management shall prepare a report to the Trustees that summarizes existing procedures concerning personal investment and any changes made to procedures during the preceding year. The report will also identify any violations requiring significant remedial action during the past year, will make suggestions for any changes deemed necessary and will certify that the Fund and the Adviser have adopted procedures reasonably necessary to prevent access persons from violating this Code.

20.

Review of Trading of Fund Shares. On a quarterly basis, the Compliance Officer will review the trades and holdings of Fund shares by access persons to ensure compliance with the ban on rapid trading of Fund shares. All access persons must provide the Compliance Officer a list of accounts that hold Fund shares. For Fund shares held by the President and the Compliance Officer, the designated Trustee will review the Fund transactions on a quarterly basis. The reviews may be done immediately before or after the next scheduled board meeting.

21.

Violations of the Code. All access persons bound by this Code must promptly report violations of this Code to the Compliance Officer. Violations of the Code are subject to sanctions and disciplinary action, which may include written warnings, monetary fines, the suspension of trading privileges and/or termination of employment. Sanctions are applied by the Compliance Officer in accordance with company policies.

22.	Review by the Compliance Officer. All records required by this Code shall be promptly reviewed by the Compliance Officer.

APPENDIX A

The purpose of this Appendix is to discuss the circumstances in which an access person may have a “direct or indirect beneficial interest” in a securities account. Under the Rule, this question is to be “interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934.”

There is no comprehensive rule under that Section as to what constitutes beneficial ownership. Therefore, the only guidance is provided by SEC Releases and decided court cases so there can be changes from time to time. This Appendix is not designed to be a complete or comprehensive discussion, but only a summary of important areas.

Under the Rule, an access person need not report “with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.” Thus, even if an access person has a beneficial interest in an account, as discussed herein, such account may not be a Covered Account as defined in the Code. For the purposes of the Code, an access person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require to demonstrate such lack of influence or control

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of an access person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

1.	Direct Ownership. This includes securities registered in the name of an access person and bearer securities of which the access person is the bearer.

2.

Securities held by others for the benefit of an access person. This involves, in general, any agreement, arrangement or understanding under which an access person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledgees, custodians and brokers.

3.

Securities held by certain family members. The SEC has indicated that the “beneficial ownership” of an access person extends to securities owned (see below) by a spouse or domestic partner of that access person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing the same household but whose investments the access person directs or controls. That ownership by relatives may be direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative. However, an access person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts any accounts over which the access person has no direct or indirect influence or control.

4.	Securities held by estates etc. An access person may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Access persons who are

(a)

settlers (i.e., creators), trustees or beneficiaries of a trust, (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.

APPENDIX B

1.	“Access person” means:

(a)	With respect to the Fund, any Trustee, officer or advisory person, as defined below, of the Fund;

(b)	With respect to the Adviser:

(i)	any director, officer or advisory person of the Adviser; or

(ii)	any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; or

(iii)	any supervised person who is involved in making securities recommendation to clients, or who has access to such recommendations that are nonpublic.

2.	“Advisory person” of the Fund and the Adviser means:

(a)

Any employee of any of them (or any company in a control relationship to any) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(b)	Any natural person in a control relationship to any of them who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a covered security by the Fund.

APPENDIX C

Policy to Prevent Insider Trading

Overview

Why does Parnassus Investments (the “Adviser”) have a Policy to Prevent Insider Trading?

The Adviser is a federally registered investment adviser and is required to maintain written policies to prevent the misuse of material nonpublic information and prohibit insider trading.

What is Insider Trading?

Insider trading (the use of material nonpublic information in securities transactions) and tipping (the communication of such information to others who use it in securities trading) violate federal securities laws and can result in significant financial and criminal penalties. Violation of the federal securities laws or these policies can also result in your immediate termination as an employee of the Adviser.

Who Must Comply with This Policy?

Every employee, officer and director of the Adviser should review and understand these rules and procedures regarding insider trading and tipping. Every employee, officer and director of the Adviser must comply with these rules and procedures.

Insider Trading Explained

Federal law prohibits the purchase or sale of a security (including stock or other publicly-traded options and other convertible securities) at a time when the person trading in that security possesses material nonpublic information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge. Communication of material nonpublic information to another person, under circumstances where improper trading can be anticipated (tipping), is also prohibited.

What is Material Nonpublic Information?

“Material nonpublic information” includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security. Either positive or negative information may be material.

Some common examples of information that may be material are as follows:

•	Projections of future earnings or losses or other earnings guidance.

•	Earnings that are inconsistent with the expectations of the investment community.

•	A pending or proposed merger or acquisition, or tender offer or exchange offer, or an acquisition or disposition of significant assets.

•	A change in management.

•

Major events regarding a company or its securities, including the declaration of a stock split, the offering of additional securities, changes in dividend policies, significant new products or discoveries, substantial changes in accounting policies, calls, redemptions or repurchases.

•	Severe financial liquidity problems, including bankruptcy or insolvency.

•	Actual or threatened major litigation, or the resolution of such litigation.

•	New major contracts, orders, suppliers, customers or finance sources, of the loss of any of them.

•	News or information regarding a business opportunity that the company is considering.

If in doubt concerning the materiality of particular information, the information should be considered material, and trading should be avoided.

What is Nonpublic Information and When Does it Lose its Nonpublic Status?

Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its nonpublic status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace, such as by a press release to a national business and financial wire service (such as Dow Jones or Reuters) or SEC filing or reference to such information in publications of general circulation such as The Wall Street Journal or the New York Times, AND the investing public has had time to absorb and evaluate the information fully.

How could Employees have access to Material Nonpublic Information?

Although the Adviser is not a public company, it may have access on occasion to material nonpublic information relating to public companies held in client accounts or through our communications with other investment professionals.

Material nonpublic information can relate to investments in clients’ accounts or any publicly traded security. Material nonpublic information may also consist of information about substantial buy and sell decisions for accounts managed by the Adviser. For example, if you know that the Adviser is directing the sale of a significant block of stock for one or more of the Adviser’s client accounts, you have material nonpublic information as to that stock and should not trade until after the Adviser’s selling has been concluded. Restrictions on purchases and sales of securities held or considered for purchase by the Adviser’s client accounts are already the subject of our Code of Ethics. It is of critical importance that you familiarize yourself with those policies and comply with them at all times.

General Company Policy Against Insider Trading

Insider Trading is Prohibited. It is our policy that no employee of the Adviser may engage in transactions in any “securities” of any public company while in possession of material nonpublic information about such company. The term “securities” includes options or derivative instruments with respect to such securities and other securities that are immediately convertible or exchangeable into such securities.

Tipping is Prohibited. It is also our policy that no employee may communicate material nonpublic information to any person who might use such information to purchase or sell securities, so-called “tipping.” These same restrictions apply to your family members and others living in your household, and any family members who do not live in your household but whose transactions in the securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade). Employees are expected to be responsible for the compliance of their immediate family and personal household.

Rules and Procedures Relating to Trading Activities

Every employee, officer and director of the Adviser must follow these procedures or risk serious sanctions, up to and including dismissal, and the federal securities laws may impose substantial financial and criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer.

1.	Securities Trading Policies

(a)	Personal Securities Trading – Preclearance Requirement

A serious insider trading concern relates to trading in securities of any companies added to the list of restricted companies that may be maintained by the compliance department from time to time (the “Restricted List”). No employee, director or person sharing their respective households may transfer, gift, purchase or sell any securities of any company on the Restricted List without first obtaining clearance in advance from the Chief Compliance Officer, in accordance with the Code of Ethics.

(b)	Securities Trading for Accounts

No one may buy or sell a security for a client account if they have material nonpublic information with respect to the issuer of the security. In the event that you become aware of material nonpublic information relating to any public company, you should immediately advise the Chief Compliance Officer or, in his absence, the President of the Adviser. The Chief Compliance Officer shall promptly institute appropriate trading restrictions on the applicable security by advising the appropriate employees responsible for either making investment recommendations or placing orders that trading in such security is restricted or prohibited until further notice. Trading restrictions may be rescinded only after the material nonpublic information has become public, or has otherwise dissipated, for at least 48 hours.

2.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material nonpublic information may not be communicated to anyone, including persons within the Adviser, except to the Chief Compliance Officer or President as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted. Employees should not discuss with any client any matter that may involve or evoke material nonpublic information as to a publicly traded company. No employee shall directly or indirectly communicate to any client any material nonpublic information known to the Adviser or to such employee.

3.	Resolving Issues Concerning Insider Trading

If you have doubt as to whether information is material nonpublic information, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

If you become aware of any situation that may possibly result in an insider trading violation, you should report the situation to Chief Compliance Officer or, in his absence, the President, immediately.

4.	Transactions in Restricted List Securities

Where material nonpublic information is known within the Adviser no trades will be permitted, even for clients.

The potential or actual existence of material nonpublic information relating to these companies will only be communicated to those involved in the administration of this procedure, the trading of client accounts or the provision of investment advice to clients. The lifting of the trading prohibition and its effective date will also be promptly communicated.

5.	Compliance Training

Compliance training will be held for all employees at least annually, and this training will cover insider trading. Additional training will be held as necessitated by changes in regulations or in response to issues which arise.

Questions Concerning Policy

If you have any questions regarding this policy, please contact the Chief Compliance Officer.